UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2007

VITESSE SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-31614 (Commission File Number)	77-0138960 (IRS Employer Identification No.)
741 Calle Plano, Camarillo, California (Address of principal executive offices)	93012 (Zip Code)

Registrant’s telephone number, including area code: (805) 388-3700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

Vitesse Semiconductor Corporation (the "Company") is commencing a Consent Solicitation with respect to its 1.5% Convertible Subordinated Debentures Due 2024 (the “Debentures”). In the Consent Solicitation, the Company is seeking the consent of the holders of the Debentures to amendments to the Indenture governing the Debentures that would (i) rescind and annul the previous asserted acceleration of the Debentures and any Events of Default asserted in connection with that asserted acceleration, (ii) provide that the Company’s failure to file its required reports with the Securities and Exchange Commission will not be a Default or Event of Default under the Indenture prior to the earlier of (A) the date on which the Company has filed all its required reports with the Securities and Exchange Commission for a period of 12 consecutive months and (B) December 31, 2012, and (iii) increase the interest payable at the October 1, 2007 interest payment date only by $20.00 per $1,000 principal amount of the Debentures. The Consent Solicitation will expire at 5:00 P.M., New York City time, on September 19, 2007, unless extended.

Holders of a majority of the principal amount of the Debentures have agreed to execute Consents to the proposed amendments to the Indenture. Accordingly, when those Consents are received, the proposed amendments to the Indenture will be approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 5, 2007

VITESSE SEMICONDUCTOR CORPORATION
By:	/s/ MICHAEL B. GREEN
Michael B. Green
Vice President, General Counsel and Secretary